Exhibit 5-1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • JONESDAY.COM

August 12, 2022

FirstEnergy Corp.

76 South Main Street

Akron, Ohio 44308

Re:	Registration Statement on Form S-8 Filed by FirstEnergy Corp.

Ladies and Gentlemen:

We have acted as counsel to FirstEnergy Corp., an Ohio corporation (the “Company”), in connection with the registration of an aggregate of 8,000,000 shares of common stock, par value $0.10 per share (the “Shares”), of the Company issuable pursuant to the FirstEnergy Corp. Savings Plan, as amended (the “Plan”), formerly known as the Ohio Edison System Savings Plan.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with such Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

August 12, 2022 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933, as amended (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day